Exhibit 10.1

Execution Copy

December 20, 2007

Mr. Robert Essner

Wyeth

Five Giralda Farms

Madison, NJ 07940

Dear Bob:

This letter agreement is to confirm our mutual understanding and agreement regarding the succession arrangements to be made in connection with your announced retirement from Wyeth (the “Company”) and your resignation as Chief Executive Officer of the Company effective as of close of business on December 31, 2007. For these purposes, reference is made to your employment agreement with the Company dated as of January 25, 2007 (your “Employment Agreement”). Capitalized terms, not otherwise defined in this letter agreement, shall continue to have the meaning set forth in the Employment Agreement. Should your employment terminate for any reason prior to the close of business on December 31, 2007, this letter agreement (other than Appendix A) will be of no force and effect and the Employment Agreement without regard to this letter agreement (other than Appendix A) will control.

Effective as of the date you sign this letter agreement where indicated below, your Employment Agreement will be deemed amended to reflect the provisions of this letter agreement. To that end, first, in connection with your announced retirement and the Company’s succession planning, you hereby irrevocably agree that none of the announcement of your successor as Chief Executive Officer, any actions taken by the Company following such announcement in furtherance of the succession planning, nor any of the provisions of this letter agreement, shall at any time hereafter constitute a basis for your claiming “Good Reason” for any purpose under your Employment Agreement.

Second, you and the Company hereby agree that:

(a)	Effective as of the close of business on December 31, 2007, you shall resign from your position as Chief Executive Officer of the Company and from all boards of directors of any subsidiaries of the Company.

(b)	Effective as of the close of business on December 31, 2007, you will continue to be an employee of the Company and to serve as the Chairman of the Board until December 31, 2008 (or until such earlier date as your employment may terminate, for any reason) (such period of employment, the “Transition Period”).

(c)	During the Transition Period, your duties and responsibilities will be those customarily performed by the Chairman of the Board and as are reasonably requested by the Board to aid in the transition of your named successor as Chief Executive Officer.

(d)	During the Transition Period: (1) your Base Salary shall remain $1,728,500 for all purposes under your Employment Agreement; (2) you shall continue to be entitled to earn an annual bonus in respect of 2007 consistent with your position within the Company during such year, to be paid in 2008 at the same time as 2007 annual bonuses are paid to other senior executives (the “2007 Bonus”); and (3) you shall be entitled to earn an annual bonus in respect of 2008 (the “2008 Bonus”) consistent with your position within the Company during such year, provided that such bonus will be no less than the greater of (x) the 2007 Bonus and (y) the annual bonus paid to you in 2007 in respect of 2006. The 2008 Bonus shall be paid in 2009 when 2008 annual bonuses are otherwise paid to other senior executives and shall be subject to pro-ration on account of a termination of employment prior to December 31, 2008, as described in paragraph (f) below. Your equity incentive award for 2008 shall be determined and will be made by the Compensation Committee at its meeting in April, 2008 at which such awards are made to senior executives.

(e)	During the Transition Period, only thirty (30) days’ advance written notice (unless otherwise waived by the other party) will be required to be given by either you or the Company to terminate your employment for any reason (other than on account of Cause, your death or the expiration of the Transition Period on December 31, 2008, in each such case, no notice will be required).

(f)	If your employment terminates during the Transition Period for any reason (other than for Cause) or upon the expiration of the Transition Period on December 31, 2008, you shall be entitled to receive the payments and benefits provided for in Section 5(f)(i) and 5(f)(ii) of your Employment Agreement, except that, in lieu of the payment of a pro-rated bonus as provided for in Section 5(f)(ii)(B) of your Employment Agreement, you shall instead be entitled to a payment of a portion of the 2008 Bonus, prorated by a fraction, the numerator of which is the number of calendar days that you were employed in 2008 and the denominator of which is 365 (the “Prorated 2008 Bonus Amount”), payable in 2009 when 2008 annual bonuses are otherwise paid to the Company’s senior-most executives. For the avoidance of doubt, this means that, effective on the close of business on December 31, 2007, you shall not be entitled to receive any of the payments or benefits provided in Section 5(f)(iii) of your Employment Agreement. In addition, if the Company terminates your employment after December 31, 2007 without Cause upon fewer than thirty days’ advance written notice, you shall receive a lump sum payment equal to the Base Salary and the Prorated 2008 Bonus Amount you would have received had you remained employed with the Company through the expiration of such thirty-day notice period.

(g)	The Severance Agreement shall only apply and supersede the Employment Agreement, as provided in Section 13(b) of the Employment Agreement, if a Change in Control occurs while you are still employed with the Company.

Your Employment Agreement is also hereby amended effective as of the date you sign this letter agreement to reflect the changes set forth in Appendix A of this letter agreement (which changes are necessary to comply with Section 409A of the Code).

For the avoidance of doubt, the parties hereby acknowledge and agree that you will continue to be bound by the provisions of Section 6 (Non-Competition), Section 7 (Litigation Assistance), Section 8 (Non-Solicitation, Confidentiality), Section 9 (Return of Documents and Company Property), and Section 10 (Enforcement of Covenants), in each case of the Employment Agreement, in accordance with their terms as currently in effect. The provisions of Section 11 (Assumption of Agreement), Section 12 (Indemnification) and Section 14 (Miscellaneous) of your Employment Agreement are incorporated by reference into this letter agreement and made a part hereof.

The Employment Agreement (subject to the terms of Section 13(b) of the Employment Agreement), as amended by this letter agreement, constitutes the entire agreement among you and the Company with respect to the subject matter contained therein and herein and supersedes all prior and contemporaneous agreements, discussions, understandings and negotiations, whether written or oral, with respect thereto.

The Company agrees that it will consult with you as to the content of any proposed press release related to this letter agreement or the actions contemplated hereby.

Please acknowledge your agreement to the foregoing amendments to your Employment Agreement, and to the other provisions of this letter agreement, by signing where indicated below and returning a copy of such executed letter agreement to me.

Bob, on behalf of the entire Board, let me extend our great appreciation and respect for you and all of your contributions to Wyeth.

Sincerely,

/s/ Ivan Seidenberg
Ivan Seidenberg
Chairman of the Compensation and Benefits Committee of the Board of Directors of
Wyeth

Accepted and agreed this 20th day of December, 2007.

/s/ Robert Essner
Robert Essner

Appendix A

Section 409A Compliance

(a)	For purposes of Section 5(f)(ii)(C) of your Employment Agreement, the timing of any payment of performance-based equity awards to which you are entitled shall only be made at the time such payment is provided for under the terms of the applicable Equity Plans or agreements and shall not be accelerated in a manner which would be impermissible under Section 409A of the Code.

(b)	Payment due under Section 5(f)(iii)(A) of your Employment Agreement shall be paid on the sixty-fifth day following your Separation from Service Date (as defined below).

(c)	Notwithstanding anything else contained in your Employment Agreement or this letter agreement, if, as of your Separation from Service Date, you are a Specified Employee (as defined below) and entitled to receive payments and/or benefits under Section 5 of your Employment Agreement, then, except to the extent that the Employment Agreement (as amended by this letter agreement as applicable) does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the following shall apply:

(I) No payments shall be made and, except for the benefits described in Section 5(f)(ii)(E) of your Employment Agreement (subject to this paragraph (c)), no benefits shall be provided to you, in each case, during the six-month period beginning on the Separation from Service Date or, if earlier, the date of your death (such six-month period, the “Delay Period”).

(II) With respect to the benefits described in Section 5(f)(ii)(E) of your Employment Agreement, during the Delay Period, you will reimburse the Company, on the last business day of each such month, for the amount of any income imputed to you under applicable tax rules as a result of any benefits provided to you during all or any portion of such month. However, on the first business day of the first month following the month in which the Delay Period ends, the Company will make a one-time, lump-sum cash payment to you in an amount equal to the sum of (x) the amounts otherwise payable to you under the Employment Agreement during the Delay Period, (y) the reimbursement payments made by you in accordance with this clause (II) above and (z) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one year.

For purposes of the foregoing, “Separation from Service Date” shall mean the date of your “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)	Section 14(d) of your Employment Agreement is hereby amended by adding to the end of such section the following:

“Anything in this Agreement to the contrary notwithstanding, any reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid in accordance with the applicable terms thereof, except that any such reimbursement that constitutes deferred compensation within the meaning of Section 409A of the Code shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.”